UNITED STATES SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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SOTHEBY'S
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Excerpts from Sotheby’s (the “Company”) May 7, 2014 earnings call for the quarterly period ended March 31, 2014:

Operator: Good morning, ladies and gentlemen, and welcome to the Sotheby's First Quarter 2014 Earnings Conference Call. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session. [Operator Instructions] As a reminder, ladies and gentlemen, this conference is being recorded.

At this time, I would like to introduce Jennifer Park, Vice President of Investor Relations. Ms. Park, please go ahead.

Jennifer Park: Thank you, Shannon. Good morning and thank you for joining us today. With me here is Bill Ruprecht, Sotheby's Chairman, President and Chief Executive Officer; and Patrick McClymont, our Chief Financial Officer.

I should highlight that during the course of this call, the company may make projections or other forward-looking statements regarding future events or the future financial performance of the company. We wish to caution you that such projections and statements are only predictions and involve risks and uncertainties resulting in the possibility that the actual events or performance will differ materially from such predictions.

We refer you to the documents the company files periodically with the Securities and Exchange Commission, specifically the company's most recently filed Form 10-Q and 10-K. These documents identify important factors that could cause the actual results to differ materially from those contained in the projections or forward-looking statements.

Now I'll turn the call over to Bill.

William F. Ruprecht: Thank you, Jenny. Good morning, everybody. Thanks for joining us, and for your ongoing interest in Sotheby's. Before I get to the results, let me take a moment to address our agreement with Third Point and as we announced on Monday. The details are publicly filed and available to all of you. As I said when we announced the agreement, I welcome our newest directors to the board and look forward to working with them, confident that we all share a common goal of delivering great value to Sotheby's shareholders and clients. This agreement ensures that our focus is on the business and that we can only benefit from having five fresh voices and viewpoints on our board.

***
Patrick McClymont: Turning to the cost side of the business, adjusted expenses, which exclude the cost of principal revenues attributable to transactions completed in the period, as well as special charges related to the shareholder activism and the resulting proxy contest were flat in the first quarter in comparison to a year ago.  We are continuing to review resource allocations across the business and anticipate realizing additional opportunities to further improve our cost structure.

***
Patrick McClymont:  You will see on the P&L a line for special charges; in the first quarter Sotheby's incurred $5.7 million of third-party advisory, legal, and other professional service fees directly associated with the issues related to shareholder activism and the resulting proxy contest with Third Point. We expect to incur between $12 million and $15 million of additional special charges in the second quarter 2014, which includes up to $10 million for the reimbursement by Sotheby's of Third Point expenses in connection with the settlement agreement announced on Monday.

***
<Q - George F. Sutton>: Thank you. Patrick, could you just repeat the charges you are taking and the money related to the Third Point expenses. I'm not sure I heard that correctly.

<A - Patrick McClymont>: Sure. So the first quarter, the number is $5.7 million. And in the second quarter, we expect to incur an incremental $12 million to $15 million, of which up to $10 million would be the reimbursement of Third Point expenses.

***
<Q - Marc F. Riddick>: Okay. As far as the expenses – and thank you for laying out the expenses involved with the proxy battle. I was wondering if you could sort of maybe parse out the third quarter and fourth quarter of last year because basically, at some point the company will be able to, sort of, anniversary the additional expenses that took place from this process, and so I was wondering if there was any amount that you could sort of parse out and say, okay, these are the additional expenses that we took on in the third and fourth quarter of last year as part of this because, clearly, you wouldn't expect that to be a recurring expense?

<A - Patrick McClymont>: The expenses in the third and fourth quarter related to this were immaterial. And you'll see that everything that we spent on this will be picked up in special charges line.